SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No.   )

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[ ]	Preliminary information statement.
[ ]	Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).
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Aspiriant Trust
(Name of Registrant as Specified in Its Charter)

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ASPIRIANT RISK-MANAGED GLOBAL EQUITY FUND

A series of Aspiriant Trust
(formerly Aspiriant Global Equity Trust)

IMPORTANT NOTICE REGARDING THE
INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 11, 2015
As a shareholder of the Aspiriant Risk-Managed Global Equity Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the appointment of a new sub-adviser to manage a portion of the Fund’s assets.  This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail.  We encourage you to access and review all of the important information contained in the Information Statement.  As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.
The Information Statement details the appointment of a new sub-adviser.  At a meeting of the Board of Trustees (the “Board”) held on October 30, 2014, the Board unanimously approved a sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and Aperio Group,  LLC (“Aperio”) with respect to the Fund.  Effective December 15, 2014, Aperio began managing a portion of the Fund’s assets.
The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser.  Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.
By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy.  You may print and view the  Information Statement on the Fund’s website at www.aspiriantfunds.com.  The Information Statement will be available on the website until at least June 10, 2015.  To view and print the Information Statement, click on the link called Information Statement.  You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling  877-997-9971.  The Fund’s most recent annual report and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling  877-997-9971, or by visiting www.aspiriantfunds.com.
Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary.  If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971.  Shareholders wishing to receive separate copies of the Fund’s notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.
If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED GLOBAL EQUITY FUND

A series of Aspiriant Trust
(formerly Aspiriant Global Equity Trust)

INFORMATION STATEMENT
March 11, 2015
This Information Statement is for informational purposes only and no action is requested on your part.  We are not asking you for a proxy and you are requested not to send us a proxy.
This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Global Equity Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”).  The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.
Appointment of Aperio Group, LLC as Sub-Adviser to the Fund
At a meeting held on October 30, 2014, the Board, including its members who are not “interested persons” of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved a form of sub-advisory agreement between the Adviser and Aperio Group, LLC (“Aperio”) with respect to the Fund.  Effective December 15, 2014, Aperio began managing a portion of the Fund’s assets using a quality strategy to further reduce volatility and manage risk.  At a meeting held on February 5, 2015, the Board ratified the final executed agreement between the Adviser and Aperio.
Considerations by the Board of Trustees
In considering whether to approve the sub-advisory agreement between the Adviser and Aperio with respect to the Fund (the “Agreement”), the Board considered and discussed information and analysis provided by the Adviser and Aperio.  The Board considered all factors that it deemed to be relevant.  In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.  Certain factors considered by the Board are addressed in more detail below.
Nature, Extent, and Quality of Services.  In considering the nature, extent, and quality of the services proposed to be provided by Aperio, the Board reviewed the services to be provided and the qualifications and backgrounds of the portfolio managers proposed to be responsible for managing the Fund.  The Board also reviewed information set forth in Aperio’s Form ADV, which provides information about the firm, its management, and its business activities and affiliations.  The Board considered the professional experience and qualifications of Aperio’s senior management and key professional personnel, including those individuals responsible for portfolio management.  The Board also considered Aperio’s operational capabilities and resources and its experience in managing investment portfolios.  Based on its review, within the context of its full deliberations, the Board determined that it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Aperio.

Performance.  In connection with the assessment of Aperio’s ability to perform its duties under the Agreement, the Board considered the sufficiency of its resources.  The Board concluded that Aperio had the financial resources necessary to perform its obligations under the Agreement.  The Board heard an overview of Aperio’s investment philosophy, the proposed portfolio construction of the assets of the Fund to be allocated to Aperio, and the investment techniques to be employed.  The Board also reviewed Aperio’s investment performance with respect to the strategies proposed to be used in managing the Fund.
Costs of Services.  The Board considered the cost of the services to be provided by Aperio and reviewed the fee to be paid pursuant to the Agreement.  In addition, the Board discussed the fee arrangement between the Adviser and Aperio, noting that the Adviser would pay Aperio out of the advisory fee it receives from the Fund.  The Board also reviewed information regarding advisory fees of comparable funds and evaluated the proposed fee arrangement in light of this information and the factors that judicial decisions have specified as pertinent generally.  The Board also considered the Adviser’s contractual arrangement with the Fund to waive a portion of its advisory fee and/or reimburse expenses in an effort to control the expense ratios of the Fund, if necessary.  Based on its review, within the context of its full deliberations, the Board determined that the fee proposed to be paid to Aperio was fair and reasonable.
Economies of Scale.  While the fee to be paid to Aperio includes breakpoints, the Board recognized that an analysis of economies of scale was more appropriate in the context of the Board’s consideration of the Fund’s advisory agreement with the Adviser.
Conclusion.  Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee for Aperio is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.
Information about the Adviser
The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on April 4, 2013.  The Adviser oversees Aperio to ensure its compliance with the investment policies and guidelines of the Fund and monitors Aperio’s adherence to its investment style.
For the fiscal year ended February 28, 2015, the Fund paid advisory fees to the Adviser in the amount of $2,987,675, which represents an annual effective rate of 1.25% based on the Fund’s average daily net assets.  Effective December 15, 2014, the Adviser is entitled to an advisory fee computed at an annual rate of 0.95%  of the Fund’s average daily net assets.  Previously, the Adviser was entitled to an advisory fee computed at an annual rate of 1.34% of the Fund’s average daily net assets.
The Adviser is responsible for paying all sub-advisers for their services to the Fund.  For the fiscal year ended February 28, 2015, the Adviser paid in aggregate $2,114,735 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.88% based on the Fund’s average daily net assets.
Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund.  Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund. For the fiscal year ended February 28, 2015, the Fund paid the Adviser $239,945 for the administrative services it provided.

In addition, the Adviser has contractually agreed to reduce its fees and/or reimburse expenses in order to limit annualized operating expenses (excluding interest expenses, taxes, brokerage commissions, acquired fund fees and expenses, dividend costs related to short sales, and extraordinary expenses) to 2.25% of the Fund’s average daily net assets for Advisor Shares and 2.50% for Institutional Shares.
Information about Aperio
Aperio serves as the sub-adviser for the Fund’s quality strategy.  Located at Three Harbor Drive, Suite 315, Sausalito, California 94965, Aperio was organized in 1999 and provides investment management services to individuals, institutions, and registered investment companies.  Aperio is wholly owned equally by its four directors who are also active employees.
The names and principal occupations of the principal executive officer and the directors of Aperio are listed below:
Name	Principal Occupation
Patrick Geddes Guy Lampard Robert Newman Paul Solli	Chief Executive Officer Chief Business Development Officer Chief Client Relations Officer Chief Marketing and Strategy Officer
Portfolio Management Team.  The following portfolio managers of Aperio are responsible for the day-to-day management of the Fund:

Ran Leshem, Chief Investment Officer.  Mr. Leshem is Chief Investment Officer of Aperio.  Previously, he was head of portfolio management and operations of Aperio.  Prior to joining Aperio in 2006, Mr. Leshem was manager of operating strategy at the GAP, Inc.  He has extensive expertise in applying quantitative techniques and information technology to operational problems.  Mr. Leshem received a Bachelor’s degree in Mathematics from the University of Waterloo, Canada, where he received the Hewlett Packard Award for academic excellence, and his M.B.A from University of California, Berkeley.

Robert Tymoczko, Manager of Portfolio Trading and Analytics.  Mr. Tymoczko is Manager of Portfolio Trading and Analytics of Aperio.  He is responsible for overseeing the day-to-day portfolio management and strategy implementation of all investment products.  Prior to joining Aperio in 2012, Mr. Tymoczko was a Managing Partner at AlphaStream Capital Management, LLC, where he was responsible for quantitative research and portfolio management.  Before AlphaStream, he was Lead Portfolio Manager and Co-head of U.S. Quantitative Equity Products at Zurich Scudder Investments. Mr. Tymoczko received a BA in Quantitative Economics from Stanford University and his MBA with concentrations in Finance and Econometrics from the University of Chicago.
Terms of the Agreement.  The Agreement will continue in effect for two years from its effective date, unless sooner terminated.  After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act.  The Agreement will terminate automatically in the event of its assignment, or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to Aperio, or (iii) by Aperio on 60 days written notice to the Adviser.  The Agreement provides that Aperio shall not be protected against any liability caused by or directly related to its willful misfeasance, bad faith, or gross negligence or to the reckless disregard of its duties under the Agreement.

Aperio is entitled to an annual fee for its investment sub-advisory services to the Fund.  All sub-advisory fees are paid by the Adviser and not the Fund.  Therefore, there is no increase in fees to be paid by the Fund in connection with the appointment of Aperio as a sub-adviser to the Fund.
General Information
Other Service Providers.  The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 803 West Michigan Street, Milwaukee, Wisconsin 53233.
Affiliated Broker Commissions.  No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended February 28, 2015.
Share Ownership.  As of  February 28, 2015, Charles Schwab & Co., Inc. held of record 91.05% of the assets of the Fund’s Advisor Shares.  As of February 28, 2015, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.
Financial Information.  The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling  877-997-9971, or by visiting www.aspiriantfunds.com.
Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business.  Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders).  Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting.  A proposal should be sent to the Trust at 1110 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.
Shareholders Sharing the Same Address.  Only one copy of this Information Statement will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary.  If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971.  Shareholders wishing to receive separate copies of the Fund’s information statements in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

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